Exhibit 5.2

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 199 Bay Street Suite 4000,Commerce Court West Toronto ON M5L 1A9 Canada Tel: 416-863-2400 Fax: 416-863-2653

February 21, 2024

Granite Real Estate Investment Trust

Granite REIT Inc.

77 King Street West, Suite 4010

P.O. Box 159

Toronto, Ontario

M5K 1H1

Re: Consent regarding Registration Statement on Form F-10 for Granite Real Estate Investment Trust and Granite REIT Inc.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Granite Real Estate Investment Trust and Granite REIT Inc. (together, the “Registrants”) in connection with the registration statement on Form F-10 (the “Registration Statement”) filed by the Registrants on the date hereof with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”).

We acknowledge that we are referred to on the cover page and under the headings “Legal Matters”, “Interest of Experts”, “Enforceability of Civil Liabilities” and “Documents Filed as Part of the Registration Statement” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP